Exhibit 99.1

            Camden National Corporation Increases Dividend

    CAMDEN, Maine--(BUSINESS WIRE)--Dec. 30, 2003--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (the "Company") (Amex: CAC), announced that the Board of Directors of the Company has approved its second dividend increase in the past year. The Board of Directors declared a $0.20 per share dividend payable on January 31, 2004 for shareholders of record on January 15, 2004. The dividend represents a $0.01, or 5.26% increase from the previous quarter's dividend, and a $0.03, or 17.65% increase from a year ago.
    "The dividend increase to our shareholders in 2003 represents a means to improve total return on their investment in Camden National Corporation, especially with this year's favorable changes in the tax treatment of dividends," Daigle said in his announcement. "At the close of yesterday's trading, Camden National Corporation stock had appreciated over 27% since the beginning of the year, an indication that investors are attracted to our brand of service excellence and strategies to achieve sustainable, long-term growth, which we intend to continue in 2004," concluded Daigle.
    Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Mid-coast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full-service community bank with 16 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.
    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.


    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             sbrightbill@camdennational.com